CERTIFICATE OF ADJUSTMENT



TO:	      FIRST CHICAGO TRUST COMPANY OF NEW YORK AS RIGHTS AGENT UNDER
          RIGHTS AGREEMENT DATED AS OF AUGUST 16, 1989 WITH UJB FINANCIAL CORP. (NOW SUMMIT BANCORP) AND TRANSFER AGENT OF SERIES R PREFERRED STOCK OF SUMMIT BANCORP

         	30 West Broadway
	         New York, NY 10007


ATTN:	    Tenders and Exchange Administration



This certificate is delivered pursuant to Section 12 of the Rights Agreement between UJB Financial Corp. (now Summit Bancorp) and First Chicago Trust Company of New York dated as of August 16, 1989.
Any capitalized terms not defined herein shall have the same meanings as in such Rights Agreement.

On August 20, 1997, the Board of Directors declared a 3 for 2 stock split on the Common Stock, par value $1.20 of Summit Bancorp, with a record date of September 3, 1997 and a distribution date of September 24, 1997. Upon such distribution:

   	      The Adjusted Exercise Price of each right shall be $60.00.

	         The Adjusted Number of Shares which may be purchased upon the exercise of a right shall be 1/150 of a share of Series R
          Preferred Stock without par value (stated value $100).



Dated:		  August 20, 1997			        /s/ Richard F. Ober, Jr.
							                             ------------------------
                                        Richard F. Ober, Jr.
		                                      Executive Vice President & Secretary